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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP]

                                February 3, 2000

Meditrust Corporation
197 First Avenue, Suite 300
Needham Heights, MA 02494

Meditrust Operating Company
197 First Avenue, Suite 100
Needham Heights, MA 02494

         Re:      Legality of Securities to be Registered
                  Under Registration Statement on Form S-3
                  ----------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Meditrust Corporation, a Delaware corporation ("Meditrust"), and Meditrust Operating Company, a Delaware corporation ("Operating Company" and, together with Meditrust, the "Companies"), in connection with the preparation of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about February 3, 2000 (the "Registration Statement"). The shares of Meditrust common stock, par value $.10 per share, and the shares of Operating Company common stock, par value $.10 per share, are paired and trade as a single unit (the "Paired Shares"). The Registration Statement relates to the sale by certain selling shareholders of up to 10,907,971 Paired Shares (the "Shares").

         In connection with rendering this opinion, we have examined the Companies' Amended and Restated Certificates of Incorporation as on file with the Secretary of State of the State of Delaware, copies of the Companies' Amended and Restated By-laws, such records of the corporate proceedings of the Companies as were deemed material, the Registration Statement and the exhibits thereto, and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Companies or representatives or officers thereof.

         We are attorneys admitted to the practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Delaware General Corporation Law, and also express no opinion with respect to the blue sky or securities laws of any state, including Delaware.

         Based upon the foregoing, we are of the opinion that under the Delaware General Corporate Law, pursuant to which the Companies were incorporated, when the Shares are sold by the Selling Stockholders as described in the Registration Statement, the Shares will be duly and validly authorized, fully paid and nonassessable.

         We hereby consent to the filling of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Goodwin, Procter & Hoar LLP
                                        Goodwin, Procter & Hoar LLP